EXHIBIT 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF
1347 PROPERTY INSURANCE HOLDINGS, INC.

1347 Property Insurance Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

A.           The name of the Corporation is “1347 Property Insurance Holdings, Inc.” The Corporation was originally incorporated under the name “Maison Insurance Holdings Inc.” and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on October 2, 2012.

B.           This Second Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, which was filed with the Secretary of State of the State of Delaware on November 19, 2013 (the “Amended and Restated Certificate”).

C.           The text of the Amended and Restated Certificate is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, 1347 Property Insurance Holdings, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this 16th day of January 2014.

1347 PROPERTY INSURANCE HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Douglas N. Raucy
Name: Douglas N. Raucy
Title: President and Chief Executive Officer

EXHIBIT A

1:           Corporate Name. The name of the corporation is 1347 Property Insurance Holdings, Inc. (the “Corporation”).

2:            Registered Office. The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

3:            Corporate Purpose. The purpose of the Corporation is to engage in any lawful business or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and, in general, to possess and exercise all the powers and privileges granted by the DGCL or by any other law of the State of Delaware or by the Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

4:            Capital Stock. The total number of shares which the Corporation is authorized to issue is 1,000 shares of common stock, par value $0.001 per share, of the Corporation, and 1,000,000 shares of preferred stock, par value $25.00 per share, of the Corporation (“Preferred Stock”). The Board of Directors of the Corporation is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

5:            By-laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by the stockholders or otherwise.

6:            Election of Directors. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

7:            Liability of Directors. To the fullest extent permitted by the DGCL, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize, with or without the approval of a corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article SEVENTH or the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article SEVENTH, shall only be prospective and shall not adversely affect the rights under this Article SEVENTH in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

8:            Indemnification. To the Most extent permitted by applicable laws of the State of Delaware, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees, and other agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification), through by-law provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the provisions of applicable DGCL (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders, and others. Any repeal or modification of any of the foregoing provisions of this Article EIGHTH, by amendment of this Article EIGHTH or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

9:            Amendments. Except as provided in the last sentence of Article SEVENTH and Article EIGHTH, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE
PREFERRED SHARES OF 1347 PROPERTY INSURANCE HOLDINGS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, 1347 Property Insurance Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Corporation (as may be further amended or amended and restated from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to one million (1,000,000) shares of preferred stock, par value $25.00 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the "Board"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.     Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Shares” (the “Series A Preferred Shares”) and the number of Shares constituting such series shall be 80,000. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Shares shall be as set forth herein.

2.     Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change of Control” means (a) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries; (b) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such sale, transfer or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (c) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Common Stock” means the common stock, $0.001 par value per share, of the Corporation to be issued in connection with the Initial Public Offering.

“Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly owned Subsidiaries.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Price” has the meaning set forth in Section 8.1.

“Conversion Shares” means the shares of Common Stock and Warrants then issuable upon conversion of the Series A Preferred Shares in accordance with the terms of Section 8.

“Date of Issuance” means, for any Share, the Closing Date, as such term is defined in the Series A Preferred Shares Purchase Agreement.

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"Excluded Issuances" means any issuance or sale by the Corporation after the Date of Issuance of: (a) shares of Common Stock issued on the conversion of the Series A Preferred Stock; (b) shares of Common Stock issued directly or upon the exercise of Options to directors, officers, employees, or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, in each case authorized by the Board and issued pursuant to the Corporation's 2013 Equity Incentive Plan (including all such shares of Common Stock and Options outstanding prior to the Date of Issuance); or (c) shares of Common Stock issued upon the conversion or exercise of Options (other than Options covered by clause (b) above) or Convertible Securities issued prior to the Date of Issuance, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof.

“Initial Public Offering” means the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of Common Stock of the Corporation having an aggregate offering value (net of underwriters' discounts and selling commissions) of at least twenty million dollars ($20,000,000), following which at least thirty percent (30%) of the total Common Stock of the Corporation on a fully diluted, as-converted basis shall have been sold to the public and shall be listed on any national securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended.

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Shares.

“Liquidation” has the meaning set forth in Section 5.1.

“Liquidation Value” means, with respect to any Share on any given date, $25.00.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series A Preferred Shares” has the meaning set forth in Section 1.

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“Series A Preferred Shares Breach” has the meaning set forth in Section 10.1.

“Series A Redemption” has the meaning set forth in Section 7.1.

“Series A Redemption Date” has the meaning set forth in Section 7.1.

“Series A Redemption Price” has the meaning set forth in Section 7.1.

“Share” means a share of Series A Preferred Shares.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Warrant” means a warrant exercisable for one share of Common Stock at an exercise price equal to 120% of the per share price offered to the public in the Initial Public Offering.

3.    Rank. With respect to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Shares shall rank senior to all Junior Securities, and the Corporation shall not issue any other series of Preferred Stock that ranks equal or senior to the Series A Preferred Shares while any Share is outstanding.

4.    Dividends.

4.1    Dividends on the Series A Preferred Shares. The Series A Preferred Shares will not be entitled to receive payment of any dividends, fixed or otherwise.

4.2    Restriction on Junior Securities Dividends and Repurchases. For so long as any Share of Series A Preferred Shares is outstanding, the Corporation shall not (i) declare or pay any dividend or make any distribution on Junior Securities, other than a dividend or distribution payable in shares of Common Stock or in Options or Convertible Securities for which there is an adjustment pursuant to Section 8.5(e), or (ii) purchase, redeem or acquire any Junior Securities of the Corporation.

5.    Liquidation.

5.1    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the holders of Shares of Series A Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder, as adjusted, and will not be entitled to any further assets of the Corporation.

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5.2    Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series A Preferred Shares the Liquidation Value, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Shares in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

5.3    Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days following the date the Board approves such action, or no later than twenty (20) days following any stockholders' meeting called to approve such action, or within twenty (20) day of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

6.    Voting. The Shares of Series A Preferred Shares shall not be entitled to vote with respect to any matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law, nor will the holders of the Series A Preferred Shares be given any notice of a meeting or vote by the Corporation, except as provided herein.

7.    Redemption of Series A Preferred Shares.

7.1    Mandatory Redemption. If the Initial Public Offering has not closed by the one-year anniversary of the Date of Issuance (the “Series A Redemption Date”), the then outstanding Shares of Series A Preferred Shares shall be redeemed by the Corporation (a “Series A Redemption”) for a price per Share equal to $28 per Share (the “Series A Redemption Price”). In exchange for the surrender to the Corporation by the respective holders of Shares of their certificate or certificates representing such Shares, the aggregate Series A Redemption Price for all Shares held by each holder of Shares shall be payable in cash in immediately available funds to the respective holders of the Series A Preferred Shares on the applicable Series A Redemption Date and the Corporation shall contribute all of its assets to the payment of the Series A Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable Delaware law.

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7.2    Insufficient Funds; Remedies For Nonpayment.  If on the Series A Redemption Date, the assets of the Corporation legally available are insufficient to pay the full Series A Redemption Price for the total number of Shares required to be redeemed pursuant to Section 7.1, the Corporation shall (i) take all appropriate action reasonably within its means to maximize the assets legally available for paying the Series A Redemption Price, (ii) redeem out of all such assets legally available therefor on the applicable Series A Redemption Date the maximum possible number of Shares that it can redeem on such date, pro rata among the holders of such Shares to be redeemed in proportion to the aggregate number of Shares elected to be redeemed by each such holder on the applicable Series A Redemption Date and (iii) following the applicable Series A Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining Shares, the Corporation shall immediately use such assets to pay the remaining balance of the aggregate applicable Series A Redemption Price.

7.3    Rights Subsequent to Redemption. If on the Series A Redemption Date, the Series A Redemption Price is paid (or tendered for payment) for any of the Shares to be redeemed on such Series A Redemption Date, then on such date all rights of the holder in the Shares so redeemed and paid or tendered shall cease and such Shares shall no longer be deemed issued and outstanding.

8.    Conversion.

8.1    Automatic Conversion. Subject to the provisions of this Section 8, in connection with, and on the closing of, the Initial Public Offering by the Corporation, all of the outstanding Shares (including any fraction of a Share) held by stockholders shall automatically convert into (A) an aggregate number of shares of Common Stock (rounded down to the nearest whole share) as is determined by (i) multiplying the number of Shares of Series A Preferred Shares (including any fraction of a Share) to be converted by the Liquidation Value thereof, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion and (B) an aggregate number of Warrants (rounded down to the nearest whole Warrant) equal to the number of shares of Common Stock issued as a result of the conversion (as determined in accordance with clause (A) of this Section 8.1); provided, however, that the aggregate amount of shares of Common Stock issued upon conversion hereunder shall not exceed 9.99% of the outstanding shares of Common Stock of the Corporation immediately prior to such Conversion, and any Shares not converted because of this provision, may, at the option of the stockholder, be (x) converted after the required regulatory approval or (y) redeemed at a price per Share equal to the Series A Redemption Price; and provided, further, that if regulatory approval is not obtained within six (6) months of the date of the closing of the Initial Public Offering, then all remaining Shares shall be redeemed in accordance with clause (y) above. The initial conversion price per Series A Preferred Share (the “Conversion Price”) shall be determined by multiplying 0.8 by the price per share of Common Stock offered to the public in the Initial Public Offering, subject to adjustment as applicable in accordance with Section 8.5 below. If the closing of the Initial Public Offering occurs, such automatic conversion of all of the outstanding Shares of Series A Preferred Shares shall be deemed to have occurred immediately prior to such closing.

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8.2    Procedures for Conversion; Effect of Conversion

(a)    Procedures for Automatic Conversion. As of the closing of the Initial Public Offering all outstanding Shares of Series A Preferred Shares shall be converted to the number of shares of Common Stock and Warrants calculated pursuant to Section 8.1 without any further action by the relevant holder of such Shares or the Corporation. As promptly as practicable following such Initial Public Offering (but in any event within five (5) days thereafter), the Corporation shall send each holder of Shares of Series A Preferred Shares written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Common Stock and the number of Warrants to which such holder shall be entitled upon conversion of the applicable Shares. All shares of Common Stock issued hereunder (or issued upon the exercise of Warrants issued hereunder in accordance with the terms thereof) by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(b)    Effect of Conversion. All Shares of Series A Preferred Shares converted as provided in this Section 8.1 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time (including, without limitation, any right of redemption pursuant to Section 7), other than the right of the holder to receive shares of Common Stock and Warrants in exchange therefor pursuant to the terms of this Agreement.

8.3    Reservation of Stock. The Corporation shall at all times when any Share is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Shares, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Shares pursuant to this Section 8, including all shares of Common Stock issuable upon exercise of the Warrants, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.5 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred Shares.

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8.4    No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares pursuant to Section 8.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

8.5    Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 8, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series A Preferred Shares shall be subject to adjustment from time to time as provided in this Section 8.5.

(a)    Adjustment to Conversion Price upon Issuance of Common Stock. Except in the case of an event described in either Section 8.5(c) or Section 8.5(d), if any Shares remain outstanding following the Initial Public Offering, and the Corporation shall, at any time or from time to time after the closing of the Initial Public Offering, issue or sell, or is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to a Conversion Price equal to the quotient obtained by dividing:

(i)	the sum of (A) the product obtained by multiplying the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Conversion Price then in effect plus (B) the aggregate consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale); by

(ii)	the sum of (A) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Corporation in such issuance or sale (or deemed issuance or sale).

(b)   Adjustment to Number of Conversion Shares Upon Adjustment to Conversion Price. Upon any and each adjustment of the Conversion Price as provided in Section 8.5(a), the number of Conversion Shares issuable upon the conversion of the Series A Preferred Shares immediately prior to any such adjustment shall be increased to a number of Conversion Shares equal to the quotient obtained by dividing:

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(i)	the product of (A) the Conversion Price in effect immediately prior to any such adjustment multiplied by (B) the number of Conversion Shares issuable upon conversion of the Series A Preferred Shares immediately prior to any such adjustment; by

(ii)	the Conversion Price resulting from such adjustment.

(c)    Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Conversion Price or the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock with respect to any Excluded Issuance.

(d)    Effect of Certain Events on Adjustment to Conversion Price. For purposes of determining the adjusted Conversion Price under Section 8.5(a) hereof, the following shall be applicable:

(i)	Issuance of Options. If any Shares remain outstanding after the Initial Public Offering, and the Corporation shall, following the closing of the Initial Public Offering, at any time or from time to time, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 8.5(d)(v)) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price under Section 8.5(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 8.5(a)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 8.5(d)(iii), no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

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(ii)	Issuance of Convertible Securities. If the Corporation shall, at any time or from time to time after the Date of Issuance, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 8.5(d)(v)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price pursuant to Section 8.5(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 8.5(a)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 8.5(d)(iii), (A) no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of this Section 8.5(d).

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(iii)	Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Corporation as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 8.5(d)(i) or Section 8.5(d)(ii) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 8.5(d)(i) or Section 8.5(d)(ii) hereof, (C) the rate at which Convertible Securities referred to in Section 8.5(d)(i) or Section 8.5(d)(ii) hereof are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 8.5(d)(i) hereof or any Convertible Securities referred to in Section 8.5(d)(ii) hereof (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Conversion Price pursuant to this Section 8.5) the Conversion Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Conversion Price which would have been in effect at such time pursuant to the provisions of this Section 8.5 had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Conversion Price then in effect is reduced, and the number of Conversion Shares issuable upon the conversion of the Series A Preferred Stock immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted pursuant to the provisions of Section 8.5(b).

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(iv)	Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 8.5 (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Corporation), the Conversion Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 8.5 to the Conversion Price which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v)	Calculation of Consideration Received. If the Corporation shall, at any time or from time to time after the Date of Issuance, issue or sell, or is deemed to have issued or sold in accordance with Section 8.5(d), any shares of Common Stock, Options or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Corporation, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Corporation in such transaction as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith by the Board.

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(vi)	Record Date. For purposes of any adjustment to the Conversion Price or the number of Conversion Shares in accordance with this Section 8.5, in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii)	Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Corporation and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this Section 8.5.

(e)    Adjustment to Conversion Price and Conversion Shares Upon Stock Dividend, Subdivision or Combination of Common Stock. If any Shares remain outstanding following the Initial Public Offering, and the Corporation shall, at any time or from time to time after the closing of the Initial Public Offering, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series A Preferred Shares shall be proportionately increased. If any Shares remain outstanding following the Initial Public Offering, and the Corporation at any time thereafter combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series A Preferred Shares shall be proportionately decreased. Any adjustment under this Section 8.5(c) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

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(f)    Adjustment to Conversion Price and Conversion Shares Upon Reorganization, Reclassification, Consolidation or Merger. Following the Initial Public Offering, if any Shares remain outstanding, in the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation's assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 8.5(c)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Share of Series A Preferred Shares shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder's rights under this Certificate of Designation to insure that the provisions of this Section 8 hereof shall thereafter be applicable, as nearly as possible, to the Series A Preferred Shares in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series A Preferred Shares (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Series A Preferred Shares without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 8.5(d) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation, the obligation to deliver to the holders of Series A Preferred Shares such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series A Preferred Shares.

(g)    Certain Events. Following the Initial Public Offering, if any Shares remain outstanding, if any event of the type contemplated by the provisions of this Section 8.5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Conversion Price and the number of Conversion Shares issuable upon conversion of Shares of Series A Preferred Shares so as to protect the rights of the holder of such Shares in a manner consistent with the provisions of this Section 8; provided, that no such adjustment pursuant to this Section 8.5 shall increase the Conversion Price or decrease the number of Conversion Shares issuable as otherwise determined pursuant to this Section 8.

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(h)    Certificate as to Adjustment. As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than 20 days thereafter, the Corporation shall furnish to each holder of record of Series A Preferred Shares at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(i)     Notices. Following the Initial Public Offering, if any Shares remain outstanding, in the event:

(i)	of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation's assets to another Person; or

(ii)	of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series A Preferred Shares at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least five (5) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series A Preferred Shares) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Shares and the Conversion Shares.

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9.    Warrants.

9.1    Underlying Warrant Terms.

(c)    Exercise. Each Warrant underlying the Series A Preferred Shares shall be immediately exercisable after issuance and will be exercisable into one share of Common Stock at an exercise price equal to 120% of the Initial Public Offering price per share of Common Stock. The Warrants will expire worthless on the five (5) year anniversary of the Date of Issuance.

(d)    Redemption. The Warrants will be redeemable by the Corporation at a price of $0.01 per Warrant during any period in which the closing price of the shares of Common Stock equals or exceeds 175% of the Initial Public Offering price per share of Common Stock for 20 consecutive trading days. Holders of the Warrants will be entitled to notice of such redemption 30 days prior to the date of redemption.

10.  Breach of Obligations.

10.1    Series A Preferred Shares Breach. A breach by the Corporation of the rights, preferences, powers, restrictions and limitations of the Series A Preferred Shares set forth herein shall mean the occurrence of one or more of any of the events and conditions set forth in this Section 10.1 (each such event or condition, a “Series A Preferred Shares Breach”), whether such event or condition occurs voluntarily or involuntarily, by operation of law or pursuant to any judgment, order, decree, rule or regulation and regardless of the reason or cause of such event or condition.

(a)    Nonpayment of Redemption or Liquidation Payments. The failure of the Corporation to make any (i) redemption payment when due pursuant to Section 7 or (ii) liquidation payment when due pursuant to Section 5, in each case whether or not such payment is legally permissible or is otherwise prohibited.

(b)    Bankruptcy or Insolvency. The Corporation or any of its Subsidiaries (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) days or is not dismissed or vacated within forty-five (45) days after filing; (iii) makes a general assignment for the benefit of creditors; or (iv) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

10.2 Consequences of Breach. In addition to any other rights which a holder of Shares of Series A Preferred Shares is entitled under any other contract or agreement and any other rights such holder may have pursuant to applicable law, the holders of Shares of Series A Preferred Shares shall have the rights and remedies set forth in this Section 10.2 on the occurrence of a Series A Preferred Shares Breach.

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(a)  Redemption Right. If a Series A Preferred Shares Breach has occurred (other than a Series A Preferred Shares Breach described in Section 10.1(b)) and is continuing for a period of thirty (30) days, any holder of Series A Preferred Shares shall have the right to elect to have, out of funds legally available therefor, all (but not less than all) of the then outstanding Shares of Series A Preferred Shares immediately redeemed by the Corporation for a price per Share equal to the Series A Redemption Price. Any such redemption shall occur not more than twenty (20) days following receipt by the Corporation of the request by the holder.

(b)  Automatic Redemption on Bankruptcy. Notwithstanding the earliest date for redemption set forth in Section 7.1, if a Series A Preferred Shares Breach described in Section 10.1(b) has occurred, all of the then outstanding Shares of Series A Preferred Shares shall be subject to redemption immediately without any action required by the holders of Shares of Series A Preferred Shares, for a price per Share equal to the Series A Redemption Price. Any such redemption shall occur immediately and shall otherwise be executed in accordance with the provisions of Section 7, applied mutatis mutandis.

11.  Reissuance of Series A Preferred Shares. Any Shares of Series A Preferred Shares redeemed, converted or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold or transferred.

12.  Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 12).

13.  Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and holders of at least 50% of the Shares, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Shares; provided, that no such action shall change or waive (a) the definition of Liquidation Value or (b) this Section 13, without the prior written consent of each holder of outstanding Shares of Series A Preferred Shares; provided, further, that no amendment, modification or waiver of the terms or relative priorities of the Series A Preferred Shares may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 13.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Certificate of Designation is duly executed on behalf of the Corporation by an authorized officer as of this 16th day of January 2014.

1347 PROPERTY INSURANCE
HOLDINGS, INC.

By:	/s/ Douglas N. Raucy
Name: Douglas N. Raucy

Title: President and Chief Executive Officer

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